Exhibit 3.25

The Brønnøysund Register Centre	Certificate of Registration

Organization number:	970 923 829

Type of company:	Limited company

Date of incorporation:	1994-04-04

Registered in the Register of Business Enterprises:	1994-05-06

Name:	HELIKOPTER SERVICE AS

Business address:	c/o Helikopter Service Stavanger Lufthavn Sola 4055 STAVANGER LUFTHAVN

Municipality:	1124 SOLA

Country:	Norway

Postal address:	P.O. Box 522 Sola 4055 STAVANGER LUFTHAVN

Telephone number:	+ 47 51 94 10 00

Share capital NOK:	1,000,000.00

General manager/ managing director:	Leif Egil Torkelsen

Board of directors:

Chairman of the board:	Geir Tynning
Hjellestadvegen 143
5258 BLOMSTERDALEN

Board member(s):	Leif Egil Torkelsen
Lars Andreas Landsnes

Signature:	The chairman of the board alone or two board members jointly.

Auditor:	Certified auditing company
Organization number 976 389 387
ERNST & YOUNG AS
Vassbotnen 11A
4313 SANDNES

The Brønnøysund Register Centre	The Register of Business Enterprises, 2011-12-07

Anne Marthe Hesjadalen Notary Public for the Brønnøysund Register Centre	Geir Andreassen Group Manager

Date of transcript 2011-12-07	Organization number 970 923 829	Page 1 of 1